UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 16, 2007

Date of Report (Date of earliest event reported)

NOVASTAR FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-13533	74-2830661
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8140 Ward Parkway, Suite 300, Kansas City, MO 64114

(Address of principal executive offices)

(Zip Code)

(816) 237-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 7.01 – Regulation FD Disclosure

On July 16, 2007, NovaStar Financial, Inc. (NYSE:NFI), a residential lender and mortgage portfolio manager,

announced that it entered into a definitive securities purchase agreement, a standby purchase agreement and other agreements pursuant to which affiliates of MassMutual Capital Partners LLC (collectively “MassMutual”) along with funds managed by Jefferies Capital Partners IV LLC (“Jefferies Capital Partners”) have purchased $48.8 million of convertible preferred stock and are committed, subject to certain conditions, to purchase up to $101.2 million of any unsubscribed shares of an upcoming Shareholder Rights Offering for a similar series of convertible preferred stock. These transactions, including the Rights Offering, will raise $150 million in equity for NovaStar. In addition, NovaStar announced a four-for-one reverse stock split of its common stock and that it intends to distribute $157 million in preferred securities in satisfaction of its obligation to distribute its 2006 taxable income related to its status as a real estate investment trust under the Internal Revenue Code of 1986.

A copy of the press release is included as Exhibit 99 and is incorporated herein by reference. References to the registrant’s website in the press release do not incorporate by reference the information on the registrant’s website into this Current Report and the registrant disclaims any such incorporation by reference.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

99

NovaStar Financial, Inc. Announces Investment of $48.8 Million by MassMutual and Jefferies Capital Partners As Part of Commitment to Raise $150 Million in New Equity and Announces a Four-for-One Reverse Stock Split.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVASTAR FINANCIAL, INC.

DATE: July 16, 2007	/s/ Gregory S. Metz
Gregory S. Metz
Chief Financial Officer

Exhibit Index

Exhibit

Number

99

NovaStar Financial, Inc. Announces Investment of $48.8 Million by MassMutual and Jefferies Capital Partners As Part of Commitment to Raise $150 Million in New Equity and Announces a Four-for-One Reverse Stock Split.